EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

TAXI HOLDINGS CORP.,

TAXI ACQUISITION CORP.

and

CHECKERS DRIVE-IN RESTAURANTS, INC.

Dated as of February 16, 2006

TABLE OF CONTENTS

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- iii -

AGREEMENT AND PLAN OF MERGER, dated as of February 16, 2006 (this “Agreement”), among TAXI HOLDINGS CORP., a Delaware corporation (“Parent”), TAXI ACQUISITION CORP., a Delaware corporation and direct wholly owned Subsidiary of Parent (“Merger Sub”), and CHECKERS DRIVE-IN RESTAURANTS, INC., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Merger Sub, a Special Committee (the “Special Committee”) of the Board of Directors of the Company (with authority delegated by the Board of Directors of the Company, hereinafter the “Company Board”), and the Company Board have each determined that it is in the best interests of their respective stockholders to enter into this Agreement providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Special Committee has recommended that the Company Board approve this Agreement and declare its advisability and approve the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Sub, and the Company Board, have each approved this Agreement and declared its advisability and approved the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, capitalized terms not defined in the context in the Section in which they first appear shall have the meanings set forth in Section 8.03.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.01.	The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02.	Closing.

The closing of the Merger (the “Closing”) shall take place no later than the second Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the “Closing Date”), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, unless another place is agreed to in writing by the parties hereto.

SECTION 1.03.	Effective Time.

At the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger) being the “Effective Time.”)

SECTION 1.04.	Effects of the Merger.

The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.05.	Certificate of Incorporation; By-laws.

At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law. At the Effective Time, the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter duly amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

SECTION 1.06.	Directors and Officers.

The directors of the Company and each of its Subsidiaries immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time, in each case to the extent requested in writing by Parent to the Company prior to the Effective Time. Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 1.07.	Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(i)
each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”, and such shares, “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.07(ii) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive from the Surviving Corporation $15.00 in cash, without interest (the “Per Share Merger Consideration”), to the holder of such Share, upon surrender, in the manner provided in Section 1.10, of the certificate that formerly evidenced such Share;

(ii)
each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii)
each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Shares”).

SECTION 1.08.	Treatment of Options; Termination of Employee Stock Purchase Plan.

(a)
Termination. Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which shall be effective as of the Effective Time), including obtaining all necessary consents or approvals from holders of Company Stock Options (as defined below), to:

(i)
terminate (effective as of the Effective Time) each of the Company’s stock option plans, including but not limited to those included on Disclosure Schedule 2.03, and terminate each stock option agreement granted otherwise than under such plans, each as amended through the date of this Agreement (collectively, the “Company Stock Option Plans”); and

(ii)
cancel, as of the Effective Time, each outstanding option to purchase Shares of Company Common Stock granted under the Company Stock Option Plans (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any of its Subsidiaries); and

(iii)
ensure that following the Effective Time no holder of Company Stock Options or any participant in the Company Stock Option Plans or anyone other than Parent shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(b)
Treatment of Outstanding Options. (1) As of the Effective Time, each holder of a Company Stock Option cancelled immediately prior to the Effective Time pursuant to Section 1.08(a)(ii) shall be entitled to receive from the Surviving Corporation an amount of cash, without interest (the “Option Consideration”), equal to the product of:

(A)	the total number of Shares subject to such Company Stock Option, multiplied by

(B)
the excess, if any, of the Per Share Merger Consideration over the exercise price per Share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes; and

(ii)
No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Per Share Merger Consideration shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.

(c)
Termination of Employee Stock Purchase Plan. Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which shall be effective as of the Effective Time) to terminate the Company’s Employee Stock Purchase Plan, including incurring reasonable and customary expenses relating to the termination of such Plan.

SECTION 1.09.	Dissenting Shares.

(a)
Right. Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw, or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Per Share Merger Consideration without any interest thereon.

(b)
Notice of Demand. The Company shall give Parent prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by the Company. Parent shall have the right to participate in and to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under

Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

SECTION 1.10.	Surrender of Shares; Payment; Stock Transfer Books.

(a)
Paying Agent. Prior to the Effective Time, Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of Shares or Company Stock Options shall become entitled pursuant to Section 1.07(i) or Section 1.08(b), as applicable. Promptly following the Effective Time, Parent will, or will cause the Surviving Corporation to, provide to and deposit in trust with the Paying Agent, the aggregate consideration to which stockholders of the Company and holders of Company Stock Options become entitled under this Article I. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has a combined capital surplus aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission (the “SEC”) or otherwise), or in mutual funds investing solely in one or more of the foregoing; provided that no such investment or losses thereon shall affect the Per Share Merger Consideration payable to former stockholders of the Company, or the Option Consideration payable to former holders of Company Stock Options, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the former stockholders and former option holders of the Company in the amount of any such losses to the extent necessary to satisfy the Surviving Corporation’s obligations under this Article I.

(b)
Exchange of Certificates. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 1.07(i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefore the Per Share Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Per Share Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Merger Sub that such taxes either have been paid or are not applicable. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, stolen, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation.

(c)
Delivery; Escheat. At any time following the six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall look solely to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Per Share Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation, Parent nor the Paying Agent shall be liable to any holder of a Share for any Per Share Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(d)
Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

(e)
Satisfaction. All Per Share Merger Consideration paid upon the surrender for exchange of Certificates, and all Option Consideration paid in respect of Company Stock Options, in each case in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and the Company Stock Options, as applicable. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by Law.

(f)
Tax Deduction; Withholding. Each of the Surviving Corporation, the Paying Agent or Parent shall be entitled to deduct and withhold from any amounts otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g)
Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, but subject to Section 4.01, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Per Share Merger Consideration, the Option Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock and the parties hereto the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration, the Option Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

SECTION 1.11.	Subsequent Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, except as set forth on the applicable portion of the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”), that

SECTION 2.01.	Organization and Qualification; Subsidiaries.

(a)	Organization. Each of the Company and each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)
Subsidiaries. A true and complete list of all the Company’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, is set forth in Section 2.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. All of the capital stock of, or other equity interests in, each such Subsidiary are owned by the Company, directly or through one or more directly or indirectly wholly owned Subsidiaries of the Company, free and clear of all encumbrances or other restrictions (other than restrictions under applicable securities laws). All of the capital stock or other equity interests in each such Subsidiary are validly issued, fully paid and nonassessable.

(c)
Power. Each of the Company and each of its Subsidiaries has the requisite corporate power and corporate authority in all material respects to own, lease and operate its properties and to carry on its respective businesses as they are now being conducted.

SECTION 2.02.	Certificate of Incorporation and By-laws.

The Company has heretofore furnished or made available to Parent a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect.

SECTION 2.03.	Capitalization.

(a)
Authorized Stock. The authorized capital stock of the Company consists of 175,000,000 Shares and 2,000,000 shares of preferred stock. As of the date of this Agreement, (i)  11,500,175 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable and 1,785,900 Shares are held in treasury, and (ii) no preferred stock is issued and outstanding. Except as set forth in Section 2.03 of the Company Disclosure Schedule, which Schedule sets forth the name of the holder of each option, warrant or other right to purchase capital stock of the Company, the number of Shares that may be purchased by such holder and the price per Share at which such Shares may be purchased, there are (i) no options, warrants, agreements, or other arrangements of any character that are binding on the Company or any of its

Subsidiaries that obligate the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any interest convertible into or exchangeable or exercisable for any such capital stock or other equity interests, (ii) no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is bound with respect to the voting of any such capital stock or other equity interests, (iii) no contractual obligations or commitments restricting the transfer of, or requiring the registration for sale of, any such capital stock or other equity interests and (iv) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (whether or not dependent on conversion or other triggering event). The Company Common Stock is not subject to statutory preemptive rights.

(b)
Stock Option Plans. The Company has made available to Parent accurate and complete copies of all Company Stock Option Plans pursuant to which the Company has granted the Company Stock Options that are currently outstanding. All Shares subject to issuance prior to the Closing as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

SECTION 2.04.	Authority Relative to the Transactions.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the “Company Stockholder Approval”) and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Company Board, at a meeting duly called and held, and acting in accordance with the unanimous recommendation of the Special Committee, has:

(i)	determined that this Agreement and the Merger contemplated hereby (collectively, the “Transactions”) are fair to, and in the best interests of, the holders of Shares;

(ii)
approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL and the Company’s certificate of incorporation, including without limitation Section 203 of the DGCL); and

(iii)	resolved, subject to Section 5.04(d), to recommend that the holders of Shares approve and adopt this Agreement and the Merger (the “Company Recommendation”).

SECTION 2.05.	No Conflict; Required Filings and Consents.

(a)
No Conflict. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation of the Transactions by the Company do not and will not:

(i)	violate the certificate of incorporation or by-laws or any equivalent organizational documents of the Company or any of its Subsidiaries;

(ii)
violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, other than any such violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(iii)
result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, require consent of or notification to any counterparty under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or with respect to agreements for which consents have been obtained.

(b)
Government Approval. The execution, delivery, and performance of this Agreement by the Company and the consummation of the Transactions by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Authority”), except for (i) those required under or in relation to (A) the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), (B) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the DGCL with respect to the filing of the Certificate of Merger, (D) rules and regulations of the NASDAQ Stock Market and (E) such as may be required under any applicable state securities or blue sky laws and (ii) such other consents, permits, approvals, orders or authorizations the failure of which to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)
Section 16. The Board of Directors of the Company, has taken, or prior to the Effective Time will take, all action necessary so that the Rule 16b-3(e) exemption from Section 16 under the Exchange Act is applicable to the disposition by all persons who are directors and/or officers of the Company of the Company Common Stock and Company Stock Options in or in connection with the Merger.

SECTION 2.06.	SEC Filings; Financial Statements.

(a)
Company SEC Reports. The Company has filed or furnished, as the case may be, all forms, reports, registration statements and other documents required to be filed or furnished by it with the SEC since September 30, 2003, and has heretofore made available to Parent:

(i)	its Annual Reports on Form 10-K, as amended, for the fiscal years ended December 30, 2002, December 29, 2003 and January 3, 2005, respectively;

(ii)	its Quarterly Reports on Form 10-Q for the periods ended March 28, 2005, June 20, 2005, and September 12, 2005;

(iii)	all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since September 30, 2003; and

(iv)	all other forms, reports, registration statements and other documents filed by the Company with the SEC since September 30, 2003 and prior to the Effective Time.

(The forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “Company SEC Reports”.)

The Company SEC Reports were prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act, and the rules and regulations promulgated thereunder. The Company SEC Reports, as of their respective dates (and, in the case of any Company SEC Report that is a registration statement, as of the date such registration statement became effective), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All Company SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to the SEC Reports. None of the Company’s Subsidiaries are reporting companies under the Securities Act or the Exchange Act.

(b)
Financial Statements. Each of the audited consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles in effect as of the date of such financial statements (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. Each of the unaudited interim consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to normal period-end adjustments which, individually or in the aggregate, were not and will not be material (or, in the case of such interim consolidated financial statements for periods ending prior to January 3, 2006, to the Company’s Knowledge were not, individually or in the aggregate, material)).

(c)
Sarbanes-Oxley Act. Since the adoption of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market.

(d)
Liabilities. Except for any liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability or obligation (whether known, unknown, accrued, absolute, contingent or otherwise):

(i)
liabilities and obligations to the extent reflected, reserved for or disclosed in the consolidated balance sheet of the Company and its consolidated subsidiaries as at September 12, 2005, as set forth in the Company’s Quarterly Report on Form 10-Q for the period ended September 12, 2005 or in the notes thereto; and

(ii)	liabilities and obligations that were incurred in the ordinary course of business consistent with past practice since September 12, 2005.

SECTION 2.07.	Absence of Certain Changes or Events.

Since September 12, 2005, except as set forth in the Company SEC Reports filed prior to the date hereof, Section 2.07 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement:

(i)	the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice;

(ii)	there has not been any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(iii)
except in the ordinary course of business or as disclosed hereunder, there has not been any material increase in the compensation payable or which could become payable by the Company and its Subsidiaries to their officers or key employees, or any amendment of any compensation and benefit plans resulting in a material increase in payments thereunder;

(iv)	there has not been any issuance or agreement to issue shares of Company Common Stock, other than under the Company Option Plans;

(v)
any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries except insofar as may have been required by a change in GAAP or Law and have been disclosed in Company SEC Reports;

(vi)	any material Tax election by the Company or any of its Subsidiaries or settlement or compromise by the Company or any of its Subsidiaries of any material Tax liability or refund; and

(vii)
none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of, or require a consent under, any of the covenants set forth in Section 4.01.

SECTION 2.08.	Absence of Litigation.

There is no litigation, suit, claim, action, proceeding, arbitration or investigation (an “Action”), or any judgments, decrees, injunctions, rules or orders of any Governmental Authority pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, except for any of the foregoing that if decided adversely to the Company or its Subsidiaries would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.09. Employee Benefit Plans.

(a)
Plans. Section 2.09(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, phantom stock or other equity based compensation incentive, deferred compensation, excess benefit, retiree medical or life insurance, supplemental retirement, severance, salary continuation, pension, profit sharing, savings, retirement, disability, insurance, Section 125 “cafeteria” or “flexible” benefit, vacation, sick leave, employee loan, educational assistance, change in control, termination or any other similar fringe or employee benefit plans, programs or arrangements, and all employment, retention, termination, severance or other contracts or agreements, that cover any of the current or former employees, officers, or directors of the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries has any material liability or obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries (collectively, the “Plans”). For each Plan, the Company has furnished or made available to Parent a true and complete copy of the following documents, if applicable: (i) each Plan document and all amendments thereto, and where such Plan is unwritten, a written description of the material terms thereof, (ii) all trust agreements, insurance or annuity contracts or other funding vehicles, (iii) the current summary plan description, (iv) the three most recent annual reports on Form 5500 filed with the IRS (together with any schedules thereto) and (v) the most recent determination letter or opinion letter from the IRS with respect to any Plan that is intended to be qualified under Section 401(a) of the Code or the standardized prototype plan on which such Plan is based. Neither the Company, nor any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code, contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA), which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or which is maintained outside the jurisdiction of the United States. No Plan provides or permits the provision of, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder (“COBRA”) or other applicable Law, and at the sole expense of the employee or former employee. The Company may amend or terminate any Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination. The Company has no plan, contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Plan.

(b)
Plan Compliance. Each Plan has been maintained, operated and administered in material compliance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and to the Company’s Knowledge, no other party is in default or violation of, any Plan, and there are no pending or, to the Company’s Knowledge, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Plans, or the assets of any trust for any Plan. With respect to each Plan, the Company has complied in all material respects with the applicable health care continuation and notice provisions of COBRA and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder (“HIPAA”), including, but not limited to, the applicable requirements concerning the privacy, security, and/or electronic transmission of health information. Neither the Company or any of its Subsidiaries nor,

to the Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Plan.

(c)
Payments. There will be no material payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any contract, agreement, plan or other arrangement, whether or not a Plan, and no employee, officer or director of the Company or any of the Subsidiaries will become entitled to any severance, termination pay or similar payments or benefits in connection with the Transactions (either alone or in combination with any other event), other than as specifically provided for in this Agreement. No payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under this Agreement, any Plan or similar agreement or arrangement between the Company or any of its Affiliates and any “disqualified individual” (as such term is defined in Section 280G of the Code) could constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement (either alone or in combination with any other event). No amounts payable under any Plan or otherwise will fail to be deductible to the Company, the Surviving Corporation or their Subsidiaries for federal income tax purposes by virtue of Section 162(m).

(d)
Contributions. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates, with such exceptions as would not have a Company Material Adverse Effect. All liabilities or expenses of the Company or its Subsidiaries in respect of any Plan (including workers compensation) which have not been paid, have been properly accrued on the Company’s most recent financial statements in compliance with GAAP.

(e)
Employees. The Company has no direct or indirect liability, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(f)
Plan Actions. Prior to the date of this Agreement, for each Company Stock Option Plan, the committee of the Company Board or other body authorized to administer and interpret such Company Stock Option Plan has made the determination and directed, in each case in accordance with the terms of such Company Stock Option Plan, that the Company Stock Options shall be treated as set forth in Section 1.08(a) and Section 1.08(b) of this Agreement.

SECTION 2.10.	Property; Title to Assets.

(a)	Real Property Owned or Leased by the Company.

(i)
Franchised Property. Section 2.10(a)(i) of the Company Disclosure Schedule lists each parcel of real property currently owned, leased, subleased or licensed by the Company or any of its Subsidiaries and leased or subleased, as the case may be, to a franchisee, together, in each case, with the type of store, store ID and address (the “Franchised Property”).

(ii)
Company-Operated Restaurants. Section 2.10(a)(ii) of the Company Disclosure Schedule lists each company-operated restaurant, together, in each case, with the store ID, type of store, address and designation as owned or leased (the “Company-Operated Restaurants”).

(iii)
Other Real Property. Section 2.10(a)(iii) of the Company Disclosure Schedule lists each surplus or vacant parcel of real property currently owned, leased, subleased or licensed by the Company or any of its Subsidiaries, which, together with that certain lease agreement between Cornerstone Suburban Office, LP and Checkers Drive-In Restaurants, Inc. for the property located at 4300 West Cypress Street, Suite 600, Tampa, Florida (the “Headquarters Lease”), constitutes all real property owned, leased, subleased or licensed by the Company or any of its Subsidiaries and not listed in Section 2.10(a)(i) or Section 2.10(a)(ii) of the Company Disclosure Schedule (the “Other Real Property”).

(b)
Owned Real Property. Set forth in Section 2.10(b) of the Company Disclosure Schedule is a complete list of all real property and interests in real property owned in fee simple by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or a Subsidiary of the Company has good, valid and marketable fee simple title to the Owned Real Property.

(c)
Real Property. For purposes of this Agreement, “Real Property” shall mean the Franchised Property, the Company-Operated Restaurants and the Other Real Property. All of the land, buildings, structures and other improvements used by the Company or any of its Subsidiaries in the conduct of their business are included in the Real Property.

(d)
Leases. True, correct and complete copies of all leases, subleases or licenses for each parcel of real property currently leased, subleased or licensed by the Company or any of its Subsidiaries (the “Leased Real Property”), together with any assignments, guaranties or amendments thereto (collectively, the “Lease Documents”) have been delivered or made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such current leases, subleases and licenses are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by the other party to such lease, sublease or license.

(e)
Liens. Except as disclosed in Section 2.10(a)(i), 2.10(a)(ii), 2.10(a)(iii) or 2.10(b) of the Company Disclosure Schedule, the Company and the Subsidiaries own or have valid leasehold fee interests in all of their respective properties and assets (other than assets disposed of in the ordinary course of business since January 3, 2005), free and clear of all encumbrances except for defects in title, easements, encroachments, restrictive covenants and similar encumbrances or impediments that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 2.10(a)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement). Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein other than options for renewal of Leased Real Property for the benefit of the Company or its applicable Subsidiary.

(f)
Entire Interest. Except as set forth in Section 2.10(f)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property other than in the ordinary course of business. Except as set forth in Section 2.10(f)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has vacated or abandoned any portion of the Real Property or given notice to any third party of their intent to do the same.

(g)
Condemnation. Except as set forth on Section 2.10(g) of the Company Disclosure Schedule, neither the Company nor any applicable Subsidiary of the Company has received written notice of an expropriation or condemnation proceeding pending, threatened or proposed against the Real Property.

SECTION 2.11. Taxes

(a)
Tax Returns. The Company and its Subsidiaries have properly prepared and timely filed (or caused to be timely filed) all material Tax Returns required to be filed by or with respect to them and have fully and timely paid and discharged all material Taxes required to be paid or discharged (whether or not shown on such Tax Returns) and have made adequate provision for any taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement. All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax for any taxable period and no request for any such waiver or extension is currently pending. All amounts of Taxes required to be withheld by or with respect to the Company or any of its Subsidiaries have been timely withheld and remitted in all material respects to the applicable Governmental Authority. The Company and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions under applicable laws. Neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury

Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor, or otherwise. The Company and its Subsidiaries have made available to Parent correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(b)
Audits. There are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of any Tax matter of the Company or any of its Subsidiaries. No Governmental Authority has given notice of its intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. No claim has been made against the Company or any of its Subsidiaries by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. All material deficiencies for Taxes asserted or assessed against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports.

(c)
Tax Liens. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except for statutory liens for current Taxes not yet due and payable and for such liens, which individually or in the aggregate, would not exceed $100,000.

(d)
Section 355. Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(e)
Tax Adjustments. Any adjustment of Taxes of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Taxing authorities, has been so reported.

(f)
Closing Agreements. Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other taxing authority.

(g)
Employee Remuneration. There is no Contract, plan or arrangement covering any Person that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective Subsidiaries by reason of Section 162(m) of the Code.

(h)
Reportable Transactions. Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes (i) a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b), (ii) a “confidential tax shelter” within the meaning of Treasury Regulation § 301.6111-2(a)(2) or (iii) a “potentially abusive tax shelter” within the meaning of Treasury Regulation § 301.6112-1(b).

(i)
Net Operating Losses. Section 2.11(i) of the Company Disclosure Schedule sets forth in detail the limitations to which the net operating loss carryforwards of the Company and its Subsidiaries are subject under Section 382 or 384 of the Code or otherwise.

(j)	Tax Basis. Section 2.11(j) of the Company Disclosure Schedule accurately reflects in all material respects the tax basis of the Company and its Subsidiaries in their respective assets.

SECTION 2.12.	Material Contracts.

(a)
List of Contracts: Section 2.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each of contracts and agreements of the following types to which the Company or any of its Subsidiaries is a party or is bound by, or to which any of the assets of the Company or its Subsidiaries are subject (such contracts and agreements as are required to be set forth in Section 2.12(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)
each “material contract” (as such term is defined in Item 601 (b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries (including, without limitation, material area contracts and material contracts with franchisees, supplier and similar parties);

(ii)
all contracts and agreements relating to issuances of securities of the Company or any of its Subsidiaries (and all letters of intent, term sheets and draft agreements relating to any such pending transactions);

(iii)
all contracts and agreements relating to indebtedness for borrowed money or capitalized lease obligations, in each case for which the Company or any of its Subsidiaries is primarily or secondarily liable, or which are secured by assets of the Company or any of its Subsidiaries, and in each case in an amount in excess of $1,000,000;

(iv)
all contracts and agreements (A) containing any non-compete covenant or other covenant limiting the right of the Company or any of its Affiliates (or, after the Effective Time, Parent or its Affiliates) to engage in any line of business or to make use of any Intellectual Property Rights or (B) containing any material exclusive or sole supplier arrangement, or other exclusive business arrangement, to which the Company or any of its Affiliates is (or, after the Effective Time, Parent or its Affiliates would be) subject;

(v)	all Lease Documents; and

(vi)
all other contracts and agreements providing for payments by or to the Company or any of its Subsidiaries, or the guarantee (whether or not contingent) by the Company or any of its Subsidiaries of obligations of any third party, in excess of $250,000, whether or not made in the ordinary course of business, or which are otherwise material to the Company or any of its Subsidiaries or the conduct of its and their respective businesses, or the absence of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)
Validity; Default. (i) Each Material Contract is valid and in full force and effect and enforceable against the Company or its applicable Subsidiary and against each other party thereto, in accordance with its terms; and

(ii)
(A) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect, in each case, in any material respect, any of the rights of the Company or any of its Subsidiaries under any Material Contract, and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or default under, any Material Contract to which it is a party nor, to the Knowledge of the Company, has any event occurred that, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration of any party’s rights under any Material Contract.

The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 2.13.	Environmental Matters.

(a)
Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging violation of or liability under any Environmental Law on the part of the Company or any of its Subsidiaries and there are no proceedings, actions, orders, decrees, investigations, injunctions or other claims pending, or to the Knowledge of the Company, threatened, relating to or otherwise alleging liability under any Environmental Law or relating to the exposure of any person to hazardous substances.

(b)	Except as would not, individually or in the aggregate, reasonably be expected to result, in a Company Material Adverse Effect:

(i)	The Company and each of its Subsidiaries is and has been in compliance with all applicable Environmental Laws.

(ii)
There are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent future compliance with Environmental Laws or that have resulted in liability or are reasonably likely to result in liability under Environmental Laws.

(iii)	Neither the Company nor any of its Subsidiaries has assumed, either contractually or by operation of law, any liability of any other Person pursuant to Environmental Laws.

(c)
The Company has delivered to the Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring in the possession or control of the Company or any of its Subsidiaries that pertain to material environmental contamination in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

SECTION 2.14.	Labor and Employment Matters.

(a)
(i)    Neither the Company nor any of its Subsidiaries has entered into, is a party to or is bound by any express or implied collective bargaining agreements or other agreement, contract, commitment, arrangement or understanding with any labor union or labor organization, and (ii) no union or other labor organization campaign is pending, or to the Knowledge of the Company has been threatened with respect to the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently, nor has been during the past five years, the subject of any strike, dispute, walk-out, work stoppage, slowdown or other organized labor dispute involving the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any such activity threatened.

(b)
Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each of its Subsidiaries has complied with all Laws relating to the employment and safety of labor, including without limitation the National Labor Relations Act and other provisions relating to wages, hours, benefits, collective bargaining, employment of minors, withholding, immigration and all applicable occupational safety and health acts and Laws, (ii) neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or any other protected category in its employment conditions or practices with respect to its employees, customers or suppliers, and (iii) no action, suit, complaint, charge, grievance, arbitration, employee proceeding or investigation by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retired employee, labor organization or other representative of the Company’s and its Subsidiaries’ employees is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as disclosed in Section 2.14 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with or citation by any Governmental Authority relating to the Company’s or its Subsidiaries’ employees or employment practices relating to the Company’s or its Subsidiaries’ employees.

(c)
The Company and its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar applicable Law relating to plant closings and layoffs. Except as set forth on Section 2.14 of the Company Disclosure Schedule, none of the employees of the Company and any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the 90 day period prior to the date of this Agreement.

SECTION 2.15.	Permits; Compliance.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as disclosed in the Company SEC Reports filed prior to the date hereof, each of the Company and each its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as now being conducted (the “Company Permits”) and each such Company Permit is valid and in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as disclosed in the Company SEC Reports filed prior to the date hereof, each of the Company and each of its Subsidiaries is, and has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given any notice of any violation of, any applicable Law or the terms and conditions of any Company Permit.

SECTION 2.16.	Intellectual Property.

(a)
Identification. Section 2.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all U.S. and material foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications, in each case, which are owned by the Company.

(b)
Licenses. Section 2.16 of the Company Disclosure Schedule sets forth a list of all material licenses of Intellectual Property Rights under which the Company is either a (i) licensor, or (ii) licensee, distributor or reseller.

(c)
Validity and Enforceability. The Company owns or has a valid right to use, free and clear of all liens, all Intellectual Property Rights necessary, or used or held for use in connection with the business of the Company. All such Intellectual Property Rights are subsisting, valid and enforceable.

(d)
Rights. Except for the matters identified in Section 2.16 of the Company Disclosure Schedule, (i) none of the Intellectual Property Rights that are owned or licensed by the Company or any of its Subsidiaries conflicts with, infringes upon or misappropriates or otherwise violates the Intellectual Property Rights of any third party, (ii) the Company has not been sued, charged in writing with, or named a defendant in, any claim, suit, action or proceeding involving a claim of infringement of any Intellectual Property Rights of others, (iii) to the Knowledge of the Company, there is no threatened claim of infringement by the Company or any of its Subsidiaries of any Intellectual Property Rights of others, and (iv) to the Knowledge of the Company, there is no continuing infringement by others of the Intellectual Property Rights of the Company or any of its

Subsidiaries. No Intellectual Property Rights of the Company are subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has entered into any agreement to indemnify any other individual or entity against any charge of infringement of any Intellectual Property Right.

(e)
Definitions. For purposes of this Agreement, “Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reiusses, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity (v) Company Software and (vi) any other relevant proprietary intellectual property rights. For purposes of this Agreement, “Company Software” means computer software, programs and databases in any form (including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation) (i) material to the operation of the business of the Company or any of its Subsidiaries, including all computer software and databases operated by the Company or any of its Subsidiaries on its web sites or used by the Company or any of its Subsidiaries in connection with processing customer orders, storing customer information, or storing or archiving data, but excluding software that is in general distribution to users of personal computers, and (ii) owned, manufactured, distributed, sold, licensed or marketed by the Company or any of its Subsidiaries.

SECTION 2.17.	Insurance.

Section 2.17 of the Company Disclosure Schedule lists, and the Company has made available to Parent or its representatives for review current and complete copies of, all insurance policies, binders and surety and fidelity bonds relating to the Company or any of its Subsidiaries (including, without limitation, all policies or binders of casualty, general liability and workers’ compensation insurance), all of which are currently in effect. All premiums and other amounts due and payable under each such policy, binder and bond have been paid. Neither the Company nor any of its Subsidiaries is in default with respect to any material provision contained in any such policy, binder or bond and neither the Company nor any of its Subsidiaries has failed to give any notice of or present any material claim thereunder as required by the terms thereof. The Company has not received any written notice of cancellation or non-renewal of any such policy, binder or bond. The Company has not received any written notice from any of its insurance carriers that any insurance premiums paid by it will be materially increased in the future as a result of the claims experience of the Company. Except as set forth on Section 2.17 of the Company Disclosure Schedule, adequate reserves have been established for all claims under any such policy, binder and bond as to which the insurer has denied coverage.

SECTION 2.18.	Opinion of Financial Advisor.

The Special Committee has received the opinion of Citigroup Global Markets Inc., financial advisor to the Special Committee, to the effect that, as of the date of this Agreement, the Per

Share Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than members of the Company’s management, or their respective Affiliates who, in connection with the Merger, enter into arrangements with the Parent or its Affiliates relating to employment or equity ownership in Parent or its Affiliate), which opinion will be confirmed in writing and a copy of which will be delivered to Parent solely for informational purposes after receipt thereof by the Company.

SECTION 2.19.	Brokers.

No broker, finder or investment banker (other than Citigroup Global Markets Inc., a true and complete copy of whose engagement letter has been provided to Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

SECTION 2.20.	Franchise Matters.

(a)
Except as set forth in Section 2.20(a)(i) of the Company Disclosure Schedule, there are no Persons authorized or privileged to use the Intellectual Property Rights under any contract. Schedule 2.20(a)(i) of the Company Disclosure Schedule sets forth the name, address and phone number of each franchisee who is operating a Rally’s restaurant or Checkers restaurant and each developer who is authorized to open and operate a Rally’s restaurant or Checkers restaurant, the date that the franchise or area development agreement was signed, the expiration date of the franchise or area development agreement, and payments due under the franchise or area development agreement. Except as set forth in Section 2.20(a)(ii) of the Company Disclosure Schedule, the royalty fee percentage specified in each extant franchise agreement remains in effect, is being paid when due and has not been reduced, modified, waived or otherwise affected by any franchise agreement “side letter”, modification, amendment, waiver or suspension, in whole or in part, and, to Company’s Knowledge, there are no franchisees who are not in compliance with their franchise agreements. Except as set forth in Section 2.20(a)(iii) of the Company Disclosure Schedule, there are no area developers who are not in compliance with their development obligations under their area development agreements.

(b)
Section 2.20(b) of the Company Disclosure Schedule lists each state or other jurisdiction in which the Company is currently registered, or with which the Company filed an application for registration or an exemption from registration, to sell franchises, and the effective date of each such registration. Except as set forth in Section 2.20(b) of the Company Disclosure Schedule, all franchise registrations remain in full force and effect and are not the subject of any existing or threatened government or other action intended, in whole or in part, to result in the termination, revocation, modification, suspension, conditioning or dissolution of any such franchise registration and/or any other circumstance which would reasonably be expected to impair the Company’s ability routinely to renew or amend any such franchise registration and/or enter into franchise agreements in any jurisdiction. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is currently in compliance with all domestic and international laws relating to the offer and sale of franchises in all states and countries where the Company is conducting franchise activities and has, without limitation, prepared all disclosure documents and secured all registrations to effectuate such franchise activities.

(c)
The Company’s current Uniform Franchise Offering Circulars (“UFOCs”) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 2.20(c) of the Company Disclosure Schedule, each current franchisee signed a UFOC Item 23 “receipt” at least 10 Business Days prior to executing his/her/its franchise agreement or area development agreement with the Company.

(d)
Except as set forth in the UFOCs or in Section 2.20(d) of the Company Disclosure Schedule, (i) there is no franchise or franchise-related Action, (ii) to Company’s Knowledge there has not been any franchisee complaint, threats to initiate an Action, threats to file complaints with any Governmental Authority and/or threats to otherwise complain of the Company in any respect, (iii) there exists no formal or, to Company’s Knowledge, informal complaint, inquiry, investigation, or judicial or administrative action or proceeding, communicated or commenced (as the case may be) by any Governmental Authority to or against the Company regarding its offer and sale of franchises, the administration of its franchise network, advancing or referring to any complaint received from any franchisee, inquiring of or contesting any element of the Company’s franchise program or franchise relationships, and/or otherwise related to the Company’s compliance with any franchise Law, and (iv) to Company’s Knowledge, there exists no material Action or other claims asserted by any third party against any of the Company’s franchisees in which the company is or may become a party thereto, including under a negligence or “vicarious liability” theory.

(e)
Except as set forth in Section 2.20(e) of the Company Disclosure Schedule, to Company’s Knowledge, none of the Company’s franchisees or area developers are currently involved in a workout or other financial restructuring or any insolvency, bankruptcy or similar proceeding; or contemplating or scheduled to undertake a workout or other financial restructuring or any insolvency, bankruptcy or similar proceeding.

SECTION 2.21.	Antitakeover Provisions and Rights Agreements.

(a)
Antitakeover Provisions. The Company has taken all actions necessary such that no restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) or similar restrictive provision in the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries is, or at the Effective Time will be, applicable to the this Agreement or to the transactions contemplated hereby.

(b)	Rights Agreements. The Company has not entered into, and the Company Board has not adopted or authorized the adoption of, any stockholder rights or similar agreement.

SECTION 2.22.	Investment Companies.

Neither the Company nor any Subsidiary of the Company is an “investment company” as defined under the Investment Company Act of 1940, as amended.

SECTION 2.23.	Transactions With Affiliates.

(a)
All transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”), that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Schedule S-K under the Securities Act have been so disclosed. There have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Schedule S-K under the Securities Act which have not already been disclosed in the SEC Reports.

(b)
Any Affiliate Transaction at the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or its applicable Subsidiary as would have been obtainable by the Company or such Subsidiary in a similar transaction with an unaffiliated third party.

SECTION 2.24.	Certain Business Practices.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

SECTION 2.25.	No Other Representations or Warranties.

Except for the representations and warranties contained in Article II of this Agreement, Parent and Merger Sub both acknowledge that neither Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company regarding any other information provided to Parent.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 3.01.	Corporate Organization.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.02.	Authority Relative to the Transactions.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.03.	No Conflict; Required Filings and Consents.

The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions by Parent and Merger Sub will not:

(i)	violate the certificate of incorporation or by-laws of Parent or Merger Sub;

(ii)
violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, other than any such violation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

(iii)
result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.04.	Governmental Consents.

The execution, delivery, and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for (i) those required under or in relation to (A) the Exchange Act or the Securities Act, (B) compliance with the applicable requirements of the HSR Act, (C) the DGCL with respect to the filing of the Certificate of Merger, (D) rules and regulations of the NASDAQ Stock Market and (E) such as may be required under any applicable state securities or blue sky laws and (ii) such other consents, permits, approvals, orders or authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.05.	Financing.

(a)
Assuming the amounts contemplated by (i) the commitment letter dated February 16, 2006 relating to debt financing (“Debt Financing”) of Merger Sub and (ii) the commitment letter dated February 6, 2006 relating to equity financing (“Equity Financing”) of Parent (together, the “Commitment Letters”) (true and complete copies of which have been made available to the Company) are provided, Merger Sub will have at the Effective Time, through cash on hand, cash provided by Parent and/or available credit facilities, the funds necessary to consummate the Merger, including the payment of the aggregate Per Share Merger Consideration and to pay all related fees and expenses of Parent and Merger Sub and those of the Company disclosed to Parent prior to the date hereof.

(b)
Neither of the Commitment Letters has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Commitment Letters have not been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letters are in full force and effect. As of the date of this Agreement, Parent and its Affiliates are not party to any agreement, arrangement or understanding as to conditions precedent or other contingencies related to the funding of the full amount of the Transaction, other than as set forth in or contemplated by the Commitment Letters. Parent has no reasonable expectation as of the date hereof that any of the conditions to the Debt Financing or Equity Financing contemplated by the Commitment Letters within its control will not be satisfied or that the full amount will not be made available to Parent on the Closing Date.

SECTION 3.06.	Brokers.

No broker, finder or investment banker (other than Morgan Keegan & Company, Inc., the terms of whose engagement have been previously disclosed to the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

SECTION 3.07.	Interim Operations of Merger Sub.

Merger Sub was formed solely for the purpose of effecting the Merger, has engaged in no other business activities and has conducted its operations only as contemplated hereby or in connection therewith.

SECTION 3.08.	Litigation.

There is no action, suit or proceeding pending or threatened before any Governmental Authority against Parent, Merger Sub or any of their Subsidiaries, and no judgment, decree, injunction, rule, order or similar action of any Governmental Authority is outstanding against Parent, Merger Sub or any of their Subsidiaries that, in any such case, seeks directly or indirectly to restrain or prohibit the consummation of the Merger.

SECTION 3.09.	Board Approval.

On or prior to the date of this Agreement, the Board of Directors of Parent and Merger Sub have (i) determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interests of Parent, Merger Sub, and their respective stockholders and (ii) adopted resolutions approving this Agreement and declaring this Agreement and the Merger advisable.

SECTION 3.10.	Vote Required.

No vote of the holders of any class or series of capital stock or interests of Parent is necessary to approve the acquisition of Shares pursuant to the consummation of the Merger.

SECTION 3.11.	No Company Shares.

As of the date hereof, neither Parent nor Merger Sub beneficially owns any shares of Company capital stock.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.01.	Conduct of Business by the Company Pending the Merger.

(a)
Ordinary Course. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

(i)	the businesses of the Company and its Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice; and

(ii)
the Company shall use commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers and employees of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, franchisees, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations.

(b)
Required Consent. Except as expressly contemplated by any other provision of this Agreement or as set forth in Section 4.01 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

(i)	amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(ii)	issue, sell, pledge, dispose of, grant or encumber, or authorize such issuance, sale, pledge, disposition, grant, or encumbrance of:

(A)
any shares of any class of capital stock or other equity interests or other securities of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity interest or other securities (including, without limitation, any phantom interest), of the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under Company Stock Option Plans in effect on the date of this Agreement); or

(B)	any material assets of the Company or any of its Subsidiaries;

(iii)
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than to the Company or to any wholly owned Subsidiary of the Company;

(iv)	reclassify, combine, split, subdivide or effect any similar transaction with respect to, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v)	other than in the ordinary course of business and consistent with past practice:

(A)
acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets; or

(B)
issue any debt securities or similar obligations, incur indebtedness for borrowed money or grant any lien or security interest securing obligations with respect to indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, in excess of $3,000,000, of which no more than $1,000,000 may be incurred with respect to unsecured indebtedness for general corporate purpose, and the remainder of which shall be with respect to secured indebtedness in connection with capital expenditures permitted by Section 4.01(b)(xvii); or

(C)	make any material loan, advance or capital contribution to, or investment in, any other Person, other than to the Company or to any wholly owned Subsidiary of the Company;

(vi)	(i)	hire any additional employees other than in the ordinary course of business, except (A) to fill vacancies arising after the date of this Agreement; or (B) to meet increased demand.

(B)
make any offers to any officer or other executive employee (or any person who following such action, would be an officer or executive employee) of an employment position other than the employment position he or she currently holds, except for offers of an employment position made in the ordinary course of business and consistent with past practice in connection with the promotion or demotion of any employee of the Company or any of its Subsidiaries who is not a director or officer of the Company;

(C)
increase the compensation payable or to become payable to, or except as required to comply with applicable Law, adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Stock Option Plan or other Plan or other arrangement for the current or future benefit or welfare of, any director, officer or employee, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of executive employees of the Company or any of its Subsidiaries who are not directors or officers of the Company;

(D)
except as set forth in Section 4.01 of the Company Disclosure Schedule, grant any loan, advance, extensions of credit to current or former employees or forgiveness or deferral of any loans due from any employee;

(E)
establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by this Agreement or the Transactions contemplated hereby, or as required by ERISA, the Code or to otherwise comply with applicable Law;

(F)
other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, restricted stock, stock appreciation rights, or other stock-based awards, or any removal of existing restrictions in any Company Stock Option Plan or other Plan or agreements or awards made thereunder (provided that equity awards may be transferred in accordance with the applicable plan document or agreement);

(G)
enter into, amend or terminate any employment or severance agreement with or, except in accordance with the existing obligations of the Company or any of its Subsidiaries, grant any severance, termination, change in control or transaction bonus or pay to, any employee, officer or director of the Company or any of its Subsidiaries, except, with respect to non-officer employees, in the ordinary course of business;

(H)
other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Plan;

(vii)
enter into, amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, fail to renew, or consent to the termination of, the Company’s or any of its Subsidiaries’ rights thereunder other than in the ordinary course of business consistent with past practice;

(viii)
fail to make in a timely manner any required filings with the SEC required under, and in compliance with, the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or under, and in compliance with, the rules and regulations of the NASDAQ Stock Market;

(ix)
change any Tax election, annual tax accounting period, or method of tax accounting, file amended Tax Returns or claims for Tax refunds by the Company or its Subsidiaries, enter into a closing agreement relating to Taxes or any settlement of any Tax claim, audit or assessment;

(x)
make any changes in its accounting methods, principles or practices currently in effect, except as required by changes in GAAP or by Regulation S-X under the Exchange Act, in each case as concurred in by its independent public accountants;

(xi)
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(xii)
except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notices or accounts receivable in any material manner;

(xiii)
(A) enter into any material area development agreement or (B) enter into any franchise agreement or area development agreement without first amending the Company’s effective UFOCs to include such information regarding the transactions contemplated by this Agreement as required by applicable Law;

(xiv)
pay, discharge, satisfy, settle or compromise any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any Action, except for settlements or compromises involving amounts not exceeding $300,000 in the aggregate, including all fees, costs and expenses associated therewith;

(xv)	enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement;

(xvi)
enter into any material agreement or arrangement with any of its officers, directors, employees or any “affiliate” or “associate” of any of its officers or directors (as such terms are defined in Rule 405 under the Securities Act);

(xvii)
make, authorize or agree to make any capital expenditures, or enter into any agreement or agreements providing for payments, except for capital expenditures not exceeding (i) $10,000,000 in the aggregate, (ii) $1,500,000 in respect of any single capital expenditure or series of related capital expenditures for new restaurant development including the acquisition of the underlying land or (iii) $1,000,000 in respect of any single capital expenditure or series of related capital expenditures for new restaurant development not including the acquisition of the underlying land;

(xviii)	terminate or fail to renew any Company Permit that is material to the conduct of the businesses of the Company or any of its Subsidiaries;

(xix)	fail to maintain in full force and effect all insurance (including self-insurance) currently in effect, subject to renewal in the ordinary course of business consistent with past practice;

(xx)
take any action or omit to take any action within its control that would, or is reasonably likely to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied; or

(xxi)	authorize, agree or commit to do any of the foregoing.

SECTION 4.02.	Advice of Changes; Government Filings.

(a)
Advise. Each party shall promptly advise the other orally and in writing of (i) any representation or warranty made by it in this Agreement (A) to the extent qualified by Material Adverse Effect or other materiality qualifier becoming untrue or inaccurate and (B) to the extent not qualified by Material Adverse Effect becoming untrue or inaccurate in any material respect except that this clause (B) shall be deemed satisfied so long as such representations or warranties being untrue or inaccurate do not have a Material Adverse Effect on the Company or Parent, as the case may be, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement. However, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties or the remedies available under this Agreement.

(b)
Filings. The Company shall deliver to Parent copies of all reports and filings made with the SEC promptly after the same are filed. Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

SECTION 4.03.	Tax Matters.

During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(a)
prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(b)
consult with Parent with respect to all material Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten Business Days prior to the date on which such Post-Signing Returns are required to be filed;

(c)	fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d)
properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice;

(e)
promptly notify Parent of any Legal Action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such Legal Action or audit without Parent’s prior written consent in excess of $250,000;

(f)	not make or revoke any election with regard to Taxes or file any amended Tax Returns;

(g)
not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or GAAP; and

(h)	terminate all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party such that there are no further Liabilities thereunder.

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.01.	Stockholders’ Meeting.

Meeting. The Company, acting through the Company Board, and subject to Section 5.04(d), shall:

(i)
in accordance with applicable Law and the Company’s Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold, as promptly as practicable after the date of this Agreement, an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”); and

(ii)	(A)
include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the unanimous resolution of the Special Committee and the Company Board (1) that the terms of this Agreement are fair to and in the best interests of the stockholders of the Company, (2) declaring this Agreement to be advisable, and (3) recommending that the stockholders vote to approve and adopt this Agreement and the Merger; and

(B)
use its best efforts to obtain the Company Stockholder Approval and otherwise comply with all legal requirements applicable to the Stockholders’ Meeting. At the Stockholders’ Meeting, Parent and Merger Sub shall cause all Shares then beneficially owned by them and their affiliates to be voted in favor of the approval and adoption of this Agreement and the Merger.

SECTION 5.02.	Proxy Statement.

(a)
Filing. The Company shall file with the SEC, as promptly as practicable following the date of this Agreement, a proxy statement under Section 14 of the Exchange Act, and otherwise complying with the applicable provisions of the Exchange Act and of the rules and regulations promulgated under the Exchange Act, relating to the Company Stockholders’ Meeting (the “Proxy Statement”). Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and in responding to any comments of the SEC with respect to the Proxy Statement or any requests by the SEC for any amendment or supplement thereto or for additional information and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders’ Meeting at the earliest practicable time.

(b)	Review. Each of Merger Sub, Parent and the Company and its respective counsel shall have a reasonable opportunity to review and comment on:

(i)	the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of Shares; and

(ii)
all responses to requests for additional information and replies to comments from the SEC or the staff thereof prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC.

(c)
Parent Information. In accordance with the foregoing, Parent and Merger Sub will furnish such information relating to both Parent and Merger Sub as may be required by the Exchange Act to be included in the Proxy Statement. Parent and Merger Sub agree that none of the information supplied or to be supplied by or on behalf of the Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no covenant with respect to the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement.

(d)
Company Information. In accordance with the foregoing, the Company will furnish such information relating to the Company and its Subsidiaries as may be required by the Exchange Act to be included in the Proxy Statement. The Company agrees that none of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the Company makes no covenant with respect to the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

SECTION 5.03.	Access to Information; Confidentiality.

(a)
Access. Subject to applicable Law and the confidentiality agreement, dated January 13, 2006, between Parent and the Company (the “Confidentiality Agreement”), from the date of this Agreement until the Effective Time, the Company shall (and shall cause its Subsidiaries to):

(i)
provide to Parent and Parent’s Representatives access, during normal business hours and upon reasonable notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and

(ii)
furnish to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request.

(b)	Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

(c)
No Waiver. Except as otherwise expressly provided herein, no information or knowledge obtained by any party pursuant to this Section 5.03 or otherwise shall affect or be deemed to modify any representation or warranty made by any party hereunder.

SECTION 5.04.	No Solicitation of Transactions.

(a)	Acquisition Proposals. The Company shall not, and the Company shall cause its Subsidiaries and its and their respective Representatives not to, directly or indirectly:

(i)
solicit, initiate or knowingly facilitate or encourage any inquiries for the making of any proposal or offer (including any proposal or offer to Company stockholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction (as defined below) (each such proposal or offer an “Acquisition Proposal”);

(ii)
participate in discussions or negotiations with, disclose or provide any non-public information relating to the Company or its Subsidiaries to, or afford access to the officers, employees, agents, business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Person with respect to or in connection with any potential Acquisition Proposal;

(iii)
agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction;

(iv)	grant any waiver or release under any standstill or similar agreement by any Person who has made an Acquisition Proposal; or

(v)	authorize or direct any Representative of the Company or any of its Subsidiaries to take any such action.

The Company shall, and shall cause its Subsidiaries and instruct its and their Representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal relating to a Competing Transaction.

(b)
Response to Acquisition Proposal. Notwithstanding anything to the contrary in this Section 5.04, before the receipt of the Company Stockholder Approval, the Company Board or Special Committee may furnish information to, and enter into discussions with, a Person who has made a bona fide, written Acquisition Proposal, but only if:

(i)
such Acquisition Proposal was made after the date of this Agreement (it being understood that, subject to compliance with Section 5.04(a), such an Acquisition Proposal made after the date of this Agreement by a Person who made an Acquisition Proposal regarding a Competing Transaction prior to the date of this Agreement shall be considered a new Acquisition Proposal made after the date of this Agreement) and none of the Company, its Subsidiaries and their Representatives has violated any of the restrictions set forth in this Section 5.04;

(ii)
the Company Board or Special Committee has determined in good faith after consultation with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel or counsel to the Special Committee) and a financial advisor that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below);

(iii)
prior to taking such action such person shall have executed a confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall promptly be provided to Parent);

(iv)
Parent is provided, on a substantially concurrent basis, any non-public information provided or made available to such Person that was not previously provided or made available to Parent and its Representatives; and

(v)
the Company shall have delivered to Parent a prior written notice advising Parent that the Company Board or Special Committee, as applicable, intends to take such action, and shall keep Parent reasonably informed on a current basis as to the status of and any material developments regarding any such inquiry or proposal

(c)
Notice of Superior Proposal. In addition to the obligations of the Company set forth in Sections 5.04(a) and (b), the Company shall promptly as practicable (and, in any event, within 24 hours) (i) advise Parent and Merger Sub, telephonically and in writing, of the Company’s receipt of any Acquisition Proposal, any communication from any Person that would reasonably be expected to lead to an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the officers, employees, agents, business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person that has made, or would reasonably be expected to make, an Acquisition Proposal and (ii) provide Parent and Merger Sub, in writing, with the terms and conditions of any such Acquisition Proposal, and a copy of such Acquisition Proposal, inquiry or request and the identity of the Person making the same. The Company shall inform Parent as promptly as practicable (and, in any event, within 24 hours) of any change to the material terms of any such Acquisition Proposal. As promptly as practicable (and, in any event, within 24 hours) after determination by the Company Board or Special Committee that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent and Merger Sub, a written notice (a “Notice of Superior Proposal”) advising them of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Parent and Merger Sub with a copy of the Superior Proposal.

(d)
Change in Recommendation. If the Company Board or Special Committee determines, in its good faith judgment prior to the receipt of the Company Stockholders Approval and after consulting with outside legal counsel (who may be the Company’s regularly engaged outside legal counsel or counsel to the Special Committee), that the failure to make a Change in the Company Recommendation (as defined below) or to terminate this Agreement in accordance with Section 7.01(iv)(b) would violate its fiduciary duties to the Company’s stockholders under applicable Law, then the Company Board or Special Committee may make a Change in the Company Recommendation and/or terminate this Agreement pursuant to Section 7.01(iv)(b). “Change in the Company Recommendation” means the Special Committee or Company Board’s (i) failure to make, withdrawal of, or modification in a manner adverse to Parent or Merger Sub of the Company Recommendation, (ii) failure to publicly confirm the Company Recommendation within seven days following Parent’s written request, (iii) recommendation or endorsement of a Competing Transaction or (iv) resolution or public announcement of an intention to do any of the foregoing. Neither the Company Board nor the Special Committee shall make a Change in the Company Recommendation or terminate this Agreement pursuant to Section 7.01(iv)(b) unless (i) at least three Business Days prior to taking such action Parent shall have received written notice from the Company (an “Adverse Recommendation Notice”) (A) advising Parent that the Company Board or Special Committee has received a Superior Proposal, (B) advising that the Company Board or Special Committee intends to make such Change in the

Company Recommendation or to terminate this Agreement pursuant to Section 7.01(iv)(b), as applicable, and (C) containing all information required by Section 5.04(c), together with copies of any written offer or proposal in respect of such Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) Business Day period) and (ii) during such three Business Day period the Company Board and Special Committee shall have negotiated in good faith with Parent concerning any amendments proposed by Parent to this Agreement and to the transactions contemplated hereby. Any disclosure that the Company Board may be compelled to make with respect to an Acquisition Proposal or otherwise in order to comply with its fiduciary duties under applicable Law or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Agreement; provided, that any such disclosure that would constitute a Change in Company Recommendation, and any disclosure of a decision to terminate this Agreement pursuant to Section 7.01(iv)(b), shall be made only in compliance with this Section 5.04(d).

(e)
Discussions Prior to Agreement. The fact that the Company, any of its Subsidiaries, or any of their Representatives have had discussions or negotiations with Persons prior to the date of this Agreement regarding a possible Acquisition Proposal shall not prevent the Company from taking any of the actions permitted by this Section 5.04 with respect to a new Acquisition Proposal submitted by any such Person after the date of this Agreement, that was not solicited in violation of this Section 5.04.

(f)	A “Competing Transaction” means any of the following (other than the Transactions):

(i)
any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries which results in any person beneficially owning 20% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries or 20% or more of the assets of the Company and its Subsidiaries (directly or indirectly, including by the ownership of equity or voting securities);

(ii)
any sale, lease, exchange, transfer or other disposition (directly or indirectly, including by the transfer of equity or voting securities) of 20% or more of the assets of the Company and its Subsidiaries;

(iii)
any sale, exchange, transfer or other disposition of equity or voting securities in which the Company or any of its Subsidiaries participates and which results in any person beneficially owning 20% or more of any class of equity or voting securities of the Company or of any of its Subsidiaries; or

(iv)
any transaction or series of transactions, including a tender offer or exchange offer, that, if consummated, would result in any person beneficially owning more than 20% of any class of equity or voting securities of the Company or of any of its Subsidiaries.

(g)
A “Superior Proposal” means a bona fide, unsolicited written offer (in its most recently amended or modified terms, if amended or modified) made by a Person to enter into a Competing Transaction, the effect of which would be that the stockholders of the Company would beneficially own less than 50% of the capital stock of the combined or ongoing entity, or the entity that succeeds to the assets of the Company, as applicable, and which the Company Board or Special Committee determines, in its good faith judgment (after consulting with its financial advisor and/or legal counsel and taking into account any amendments proposed by Parent to this Agreement or to the transactions contemplated hereby) and taking into account all relevant legal, financial, regulatory and other aspects of the offer that it deems relevant in such circumstances under the DGCL, to be more favorable to Company stockholders from a financial point of view than the Merger and which is reasonably likely to be consummated.

SECTION 5.05.	Employee Benefits Matters.

(a)
Future Participation. From and after the Effective Time and until one calendar year thereafter, employees of the Company and its Subsidiaries shall be offered participation in employee benefit plans, programs, policies and arrangements that are no less favorable in the aggregate to those provided under the applicable employee benefit plans (as defined in Section 3(3) of ERISA (excluding plans exempt under Section 201(2) of ERISA)), programs, policies and arrangements of the Company and its Subsidiaries in effect at the Effective Time (collectively, “Current Plans”). Nothing contained in this Section 5.05 shall:

(i)	obligate or commit Parent or its Subsidiaries to continue any particular Current Plan after the Effective Time or to maintain in effect any particular Current Plan or any level or type of benefits;

(ii)
obligate or commit Parent or its Subsidiaries to provide any employee of the Company or any of its Subsidiaries with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Parent or any of its Subsidiaries or Affiliates for the benefit of its employees;

(iii)	obligate or commit Parent or its Subsidiaries to employ or continue the employment of any individual; or

(iv)	prohibit Parent or its Subsidiaries from making any changes to any Current Plan.

(b)
Prior Credit. Parent will cause the Surviving Corporation and its Subsidiaries to credit each employee of the Company and its Subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each employee with the Company and its Subsidiaries prior to the Effective Time in accordance with the Company’s personnel policies applicable to such employees on the date hereof, copies of which have been made available to Parent. However, Parent may, in its sole discretion and to the extent permitted by applicable law, require that such vacation and other paid time off be taken by the employee prior to September 30, 2006.

(c)
Eligibility and Vesting. Employees of the Company and its Subsidiaries shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its U.S. affiliates for service accrued prior to the Effective Time with the Company or any of its Subsidiaries to the extent such employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of its Subsidiaries under comparable plans immediately prior to the Effective Time. However, such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(d)
Welfare Benefit Plans. With respect to any welfare benefit plans, programs and arrangements in which an employee of the Company or its Subsidiaries may be eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the comparable welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) to the extent permitted and applicable under any such plan, recognize for purposes of satisfying any analogous annual deductible or out-of-pocket requirements any deductible and out-of-pocket expenses paid by any such employee prior to the Effective Time in the calendar year in which the Effective Time occurs.

(e)
WARN Act. No later than five business days prior to the Closing Date, the Company shall provide Parent with a list setting forth the number of employees terminated from each site of employment of the Company and its Subsidiaries during the 90-day period ending on the Closing Date for reasons qualifying the termination as “employment losses” under the WARN Act and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to the WARN Act.

SECTION 5.06.	Directors’ and Officers’ Indemnification; Insurance.

(a)
Indemnification. Without limiting any additional rights that any employee, officer or director may have under any employment agreement or benefit Plan or under the Company’s certificate of incorporation or by laws, for a period of six (6) years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of immediately prior to the Effective Time) and former officer or director of the Company and the Company’s Subsidiaries (the “Indemnified Directors and Officers”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), or taken by them at the request of the Company or any Company Subsidiary, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that applicable Law permits a Delaware corporation to indemnify its officers and directors. Each Indemnified Director and Officer will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Director or Officer of a request therefor and reasonable documentation thereof; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Director or Officer hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Director or Officer from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Director or Officer otherwise consents.

(b)
Maintenance. The certificate of incorporation and by-laws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not, except to the extent required to comply with applicable Law, be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)
D&O Insurance. Prior to the Effective Time, the Company shall endeavor to (and if it unable to, Parent shall cause the Surviving Corporation to after the Effective Time) obtain, and the Surviving Corporation shall maintain for a period of six (6) years following the Effective Time, directors’ and officers’ liability insurance coverage with respect to matters existing or occurring at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, having terms and conditions and providing coverage in an amount at least as favorable to the insured parties as the terms and conditions and amounts of coverage of the Company’s existing policies; provided, that Parent and its Subsidiaries shall not be required by this Section 5.06(c) to incur costs in excess of 300% of the annual premiums paid by the Company under its directors’ and officers’ liability policies as in effect as of the date hereof.

(d)
Existing Agreements. Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any Company Subsidiary set forth in Section 5.06 of the Company Disclosure Schedule.

(e)
Survivability. Notwithstanding anything herein to the contrary, if any claim for indemnification pursuant to Section 5.06(a) is made by any Indemnified Director or Officer by written notice to the Company on or prior to the sixth anniversary of the Effective Time (such notice to set forth in reasonable detail the facts relevant to such claim) the provisions of this Section 5.06(a) shall continue in effect with respect to such claim until the final disposition of such claim.

(f)
Heirs. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Law, contract or otherwise.

(g)
Successors and Assigns. In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets as an entirety in one or a series of related transactions to any Person(s), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or such Persons(s), as the case may be, shall assume the obligations set forth in this Section 5.06; provided that the Surviving Corporation shall not be relieved from such obligation. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.06. Parent hereby unconditionally guarantees the obligations of the Surviving Corporation under this Section 5.06.

SECTION 5.07.	Further Action; Reasonable Best Efforts.

Actions. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall:

(i)
make promptly its respective filings, and thereafter make any other required submissions, under any applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Transactions; and

(ii)
use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger.

SECTION 5.08.	Public Announcements.

The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, subject to applicable Law or the requirements of The NASDAQ Stock Market, each of Parent and the Company shall use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger, or any of the other Transactions.

SECTION 5.09.	Takeover Statute.

If any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” “stockholder protection,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) or similar restrictive provision of the certificate of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries (each a “Takeover Provision”) shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board or the Special Committee of the Company, subject to Section 5.04, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such Takeover Provision on the transactions contemplated hereby.

SECTION 5.10.	Financing.

(a)
The Company agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers and employees to provide, all cooperation reasonably necessary in connection with the arrangement of financing to be consummated contemporaneously with or at or after the expiration of the Effective Time in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents (including a certificate of the chief financial officer of the Company with respect to solvency matters, to the extent such certification may be accurately made), audited and unaudited financial statements, comfort letters of accountants and legal opinions as may be reasonably requested by Parent or Merger Sub and taking such other actions as are reasonably required to be taken by the Company in connection with the Commitment Letters, providing that such cooperation shall not interfere unreasonably with the business or operations of the Company or its Subsidiaries and the Company and its Subsidiaries shall not be required to incur material incremental out-of-pocket costs in respect of such cooperation unless Parent shall have undertaken to reimburse the Company and its Subsidiaries all such reasonable and documented out-of-pocket costs.

(b)
Parent and Merger Sub shall each use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary or advisable to cause the condition set forth in Section 6.02(v) to be satisfied. Parent shall provide the Company with prompt written notice in the event that any Commitment Letter is terminated, or if there is any written amendment, modification or supplement to any Commitment Letter, after the date hereof and prior to the Effective Time. Upon request of the Company, Parent shall keep the Company reasonably informed of material developments in connection with the Commitment Letters and, upon reasonable request of the Company, shall provide the Company with interim drafts of agreements to be entered into in connection with the Commitment Letters.

SECTION 5.11.	Disposition of Litigation.

In connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company shall keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such stockholder litigation without Parent’s and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld or delayed.

SECTION 5.12.	2005 Financial Statements

Prior to the Effective Time, the Company shall deliver to Parent the audited consolidated financial statements required to be included in the Company’s Annual Report on Form 10-K for fiscal year ended on or about January 3, 2006, accompanied by an opinion of the independent accounting firm selected by the Company Board containing no exceptions or qualifications as to scope (the “2005 Audited Financials”). The 2005 Audited Financials shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

ARTICLE VI
CONDITIONS TO THE MERGER

SECTION 6.01.	Mutual Conditions to the Merger.

The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following conditions:

(i)	the Company shall have obtained the Company Stockholder Approval;

(ii)
no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; and

(iii)	the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

SECTION 6.02.	Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(i)
the representations and warranties of the Company set forth in this Agreement, disregarding all materiality and Company Material Adverse Effect qualifiers (except as set forth in Section 2.07(ii)), shall be true and correct, in each case as of the date of this Agreement and at and as of the Effective Time, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date), except for failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii)
the Company shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing;

(iii)	there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(iv)
Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 6.02(i), (ii) and (iii) have been satisfied;

(v)
Parent or Merger Sub, as applicable, shall have received the proceeds of the financing contemplated by the Commitment Letters, or alternate financing, on terms and conditions reasonably acceptable to Parent and Merger Sub;

(vi)
the Company shall have obtained, and provided to Parent and Merger Sub copies of evidence with respect to, the Company Required Consents, the terms of which shall be reasonably satisfactory to Parent and Merger Sub;

(vii)
The 2005 Audited Financials shall reflect 2005 EBITDA of no less than $23,700,000 (provided, that failure of the Company to satisfy this condition shall not, by itself, constitute the basis for payment of the Company Termination Fee or the Parent Expenses);

(viii)
no suit, action, proceeding, claim, inquiry or investigation by any Governmental Authority or any third party shall be pending seeking to prohibit or restrain, or seeking damages in connection with the Merger or the transactions contemplated by this Agreement; and

(ix)	the aggregate number of Dissenting Shares shall be less than 10% of the total number of shares of Company Common Stock outstanding at the Effective Time.

SECTION 6.03.	Conditions to Obligations of the Company.

The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(i)
the representations and warranties of the Parent and Merger Sub set forth in this Agreement, disregarding all materiality and Parent Material Adverse Effect qualifiers, shall be true and correct, in each case as of the date of this Agreement and at and as of the Effective Time, as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event as of such specified date), except for failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(ii)
each of Parent and Merger Sub shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing; and

(iii)
the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 6.03(i) and (ii) have been satisfied.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.	Termination.

This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company (except as otherwise provided in Section 7.01(iv)(b)):

(i)	by mutual written consent of Parent, Merger Sub and the Company;

(ii)
by Parent or the Company if any court or other Governmental Authority of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable;

(iii)
by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is six months from the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.01(iii) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(iv)
by the Company (a) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 6.03(i) or 6.03(ii) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(iv)(a) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or (b) if prior to the obtaining of the Company Stockholder Approval (A) the Company Board or the Special Committee shall have received a Superior Proposal, (B) the Company, the Company Board and the Special Committee shall have complied in all material respects with Sections 5.01 through 5.04 (including Section 5.04(d)), (C) on the date of such termination, the Company enters into a definitive agreement for, or consummates, the transaction contemplated by such Superior Proposal and (D) Parent shall have received the Company Termination Fee in accordance with Section 7.03(b);

(v)
by Parent (a) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 6.02(i) or 6.02(ii) would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(v)(a) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, or (b) if the Company Board or the Special Committee shall have made a Change in Company Recommendation;

(vi)
by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the holders of at least a majority in combined voting power of the outstanding Shares; or

(vii)	by Parent if the Company, the Company Board or the Special Committee shall have willfully and materially breached any of Sections 5.01, 5.02 or 5.04.

SECTION 7.02.	Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except:

(i)	as set forth in Section 7.03; and

(ii)
except as set forth in Section 7.03, nothing herein shall relieve any party from liability for fraud or for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

However, the terms of this Section 7.02, Section 7.03, 7.04 and 7.05 and Article VIII, shall survive any termination of this Agreement.

SECTION 7.03.	Fees and Expenses.

(a)
Generally. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by or on behalf of a party or its prospective financing sources in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

(b)	Company Termination Fee and Parent Expenses.

(i)
In the event that this Agreement is terminated by the Company pursuant to Section 7.01(iv)(b), or by Parent pursuant to Section 7.01(v)(b) or Section 7.01(vii), then the Company shall pay $7,000,000 (such amount, the “Company Termination Fee”) to Parent or as directed by Parent, as promptly as reasonably practicable (and, in any event, within two Business Days following such termination or, in the case of termination pursuant to Section 7.01(iv)(b), prior to such termination), payable by wire transfer of immediately available funds.

(ii)
In the event that (a) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.01(vi), (B) by Parent pursuant to Section 7.01(v)(a) or (C) by Parent or the Company pursuant to Section 7.01(iii), then the Company shall reimburse Parent for all Expenses incurred by or on behalf of Parent or its Affiliates or their prospective financing sources as of the time of such reimbursement up to a maximum of $3,000,000 (the “Parent Expenses”), as promptly as reasonably practicable following delivery of reasonable documentation thereof (and, in any event, within two Business Days following delivery of such documentation), payable by wire transfer of immediately available funds.

(iii)
In the event that (a) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.01(vi) and, at any time after the date of this Agreement and prior to the Stockholders Meeting, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board or the Special Committee, (B) by Parent pursuant to Section 7.01(v)(a) and, at any time after the date of this Agreement and prior to the breach giving rise to Parent’s right to terminate under Section 7.01(v)(a), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board or the Special Committee, or (C) by Parent or the Company pursuant to Section 7.01(iii) and at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the Company Board or the Special Committee and (b) within nine (9) months after this termination, the Company enters into an agreement in respect of any Competing Transaction or a Competing Transaction is consummated, then the Company shall pay the Company Termination Fee (minus the amount, if any, previously paid pursuant to Section 7.03(b)(ii)) to Parent, by wire transfer of immediately available funds, on the date of the agreement in respect of the Competing Transaction or, if earlier, prior to consummation of the Competing Transaction, as may be applicable; provided that, for purpose of this Section 7.03(b)(iii), the term “Competing Transaction” shall have the meaning assigned to such term in Section 5.04(f), except that the references to “20%” shall be deemed to be references to “50%”. For the avoidance of doubt, the aggregate amount payable to Parent in respect of the Parent Expenses and the Company Termination Fee shall not exceed $7,000,000 in the aggregate.

(iv)
The payment of the Company Termination Fee and the Parent Expenses in accordance with this Section 7.03(b) shall constitute liquidated damages and, except as provided in Section 7.03(d), shall constitute the sole and exclusive remedy of Parent and Merger Sub for any and all damages arising under or in connection with any breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement. Except as provided in this Section 7.03(b) or Section 7.03(d), in no event shall Parent, Merger Sub, their respective Affiliates or any party acting on behalf of Parent, Merger Sub or their respective Affiliates, (i) seek to obtain any recovery or judgment in connection with any breach of any representation, warranty, covenant or agreement on the part of the Company contained this Agreement or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages, in connection with any breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, in each case against any of the Company or any shareholder, partner, trustee, director, officer or agent of the Company or any of its Affiliates. The parties acknowledge that the Company Termination Fee and the Parent Expenses together constitute a reasonable estimate of the damages that will be suffered by reason of any action or omission giving rise to a right of payment of the Company Termination Fee and/or the Parent Expenses. The Affiliates of each party hereto may rely upon the terms of this paragraph.

(c)	Parent Termination Fee and Company Expenses.

(i)	In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.01(iv) or (ii) following satisfaction of all other conditions to Closing set forth in Sections 6.01 and 6.02 (other than conditions that, by their nature, are to be and shall be satisfied at Closing), Parent exercises, by written notice to the Company, Parent and Merger Sub’s right not to effect the Closing based on the condition set forth in Section 6.02(v) not having been satisfied (each of clauses (i) and (ii), a “Parent Payment Event”), then Parent shall reimburse the Company for all Expenses incurred by or on behalf of the Company or its Affiliates as of the time of such reimbursement up to a maximum of $3,000,000 (the “Company Expenses”), as promptly as reasonably practicable following the Parent Payment Event and delivery of reasonable documentation of such Company Expenses (and, in any event, within two Business Days following the Parent Payment Event and delivery of such documentation), payable by wire transfer of immediately available funds.

(ii)
In the event that (a) a Parent Payment Event occurs and (b) within nine (9) months after such Parent Payment Event, the Company has not either entered into an agreement in respect of a Competing Transaction or consummated a Competing Transaction, then Parent shall pay an amount (the “Parent Termination Fee”) equal to $7,000,000 minus the amount previously paid to the Company as Company Expenses pursuant to Section 7.03(c)(i); provided that, for purpose of this Section 7.03(c)(ii), the term “Competing Transaction” shall have the meaning assigned to such term in Section 5.04(f), except that the references to “20%” shall be deemed to be references to “50%”. For the avoidance of doubt, the aggregate amount payable to the Company in respect of the Company Expenses and the Parent Termination Fee shall not exceed $7,000,000 in the aggregate. Such payment shall be made as promptly as reasonably practicable (and, in any event, within two Business Days following the date such payment becomes due and payable), payable by wire transfer of immediately available funds.

(iii)
The payment of the Parent Termination Fee and the Company Expenses in accordance with this Section 7.03(c) shall constitute liquidated damages and, except as provided in Section 7.03(d), shall constitute the sole and exclusive remedy of the Company for any and all damages arising under or in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement. Except as provided in this Section 7.03(c) or Section 7.03(d), in no event shall the Company, its Affiliates or any party acting on behalf of the Company or its Affiliates, (i) seek to obtain any recovery or judgment in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages, in connection with any Parent Payment Event or with any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, in each case against any of Parent, Merger Sub, any of their Affiliates, or any shareholder, partner, trustee, director, officer or agent of Parent, Merger Sub or any of their Affiliates. The parties acknowledge that the Parent Termination Fee and the Company Expenses together constitute a reasonable estimate of the damages that will be suffered by reason of any action or omission giving rise to a right of payment of the Parent Termination Fee and/or the Company Expenses. The Affiliates of each party hereto may rely upon the terms of this paragraph.

(d)
Acknowledgement. Each of the Company, Parent, and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Parent Termination Fee or Company Expenses when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.03.

SECTION 7.04.	Amendment.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. However, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger unless the Company shall have obtained such consent of the holders of Shares as may be required by the DGCL with respect to such amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 7.05.	Waiver.

At any time prior to the Effective Time, any party hereto may:

(i)	extend the time for the performance of any obligation or other act of any other party hereto;

(ii)	waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto; and

(iii)	waive compliance with any agreement of any other party or any condition to its own obligations contained herein.

Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII
GENERAL PROVISIONS

SECTION 8.01.	Non-Survival of Representations and Warranties.

The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be.

SECTION 8.02.	Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile transmissions between the hours of 9:00 A.M. and 5:00 P.M. in the recipient party’s time zone, or by registered or certified mail (postage prepaid, return receipt requested) or recognized overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

if to Parent or Merger Sub:

c/o Wellspring Capital Management LLC
Lever House
390 Park Avenue
New York, NY 10022-4608
Telephone No.: (212) 318-9898
Facsimile No.: (212) 318-9810
Attention: President

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Telephone No.: (212) 373-3000
Facsimile No.: (212) 757-3900
Attention: James H. Schwab, Esq.

if to the Company:

Checkers Drive-In Restaurants, Inc.
4300 West Cypress Street
Suite 600
Tampa, FL 33607
Telephone No.: (813) 283-7000
Facsimile No: (813) 283-7001
Attention: Brian Doster, Esq. and Peter O’Hara

with a copy to:

Thelen Reid & Priest LLP
875 Third Avenue
New York, NY 10022
Telephone No.: (212) 603-6780
Facsimile No: (212) 603-2001
Attention: Bruce A. Rich, Esq.

SECTION 8.03.	Certain Definitions

(a)	For purposes of this Agreement:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are authorized or required by law to close in The City of New York.

“Code” means the United States Internal Revenue Code of 1986, as amended including any successor provisions and transition rules, whether or not codified.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely (i) to prevent or materially impede, interfere with, hinder, or delay the consummation by the Company of the transactions contemplated by this Agreement or (ii) to be materially adverse to the business, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries taken as a whole or; provided, however, that, for purposes of this clause (ii) of this definition, any change or effect to the extent arising from any of the matters described in the following clauses (A) through (D) shall not constitute, or be considered in determining the existence of, a Company Material Adverse Effect: (A) changes in general economic conditions, (B) general changes or developments in the industries in which the Company and its Subsidiaries operate, (C) except with respect to Section 2.05 and Section 2.21, the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, franchisees, distributors, partners or employees of the Company and its Subsidiaries, to the extent such change or effect is due to the identity of Parent or its Affiliates, or (D) changes in any tax laws or regulations or applicable accounting regulations or principles, unless, in the case of the foregoing clauses (A), (B) and (D), such changes referred to therein have a disproportionate effect on the Company and its Subsidiaries taken as a whole relative to other participants in the industries in which the Company and its Subsidiaries operate.

“Company Required Consents” means all consents, authorizations and approvals the failure to obtain in connection with the execution and delivery by the Company of this Agreement and the consummation of the Transactions by the Company, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“2005 EBITDA” means net income for fiscal year ended on or about January 3, 2006, before deducting interest expense, taxes, depreciation and amortization.

“Environmental Law” means any Law relating to: (A) the protection, investigation, remediation, or restoration of the environment or natural resources, (B) the handling, use, storage, treatment, disposal, release or threatened release of any hazardous substance, (C) noise, odor, pollution, contamination, land use, any injury or threat of injury to persons or property, or (D) the protection of the health and safety of employees or the public.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Knowledge of the Company” and the “Company’s Knowledge” and words of similar import means the actual knowledge (after due inquiry) of any executive officer of the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to prevent or materially impede, interfere with, hinder, or delay the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Representative” means, with respect to any Person, such the officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment bankers, financial advisors and other representatives of such Person and of such Person’s anticipated sources of financing.

“Subsidiary” or “Subsidiaries” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tax Returns” means in respect of any Tax, any return, declaration, report, election, estimate claim for refund or information return or other statement, form or disclosure filed or required to be filed with any Governmental Authority or taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax“ or “Taxes” shall mean (i) any and all federal, state, provincial, local, foreign and other taxes, assessments, fees, levies, duties, tariffs, customs, imposts and other governmental charges of any kind (together with any and all interest, penalties, assessments additions to tax and additional amounts imposed with respect thereto) imposed in connection therewith or by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, capital gains franchise, windfall or other profits, gross receipts, real or personal property, sales, goods and services use, capital stock, branch payroll, employment, social security (or similar), workers’ compensation, utility, severance, production, occupation, premium, unemployment compensation or net worth’s-taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; customs duties; tariffs and similar charges, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

(b)	The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of definition
2005 Audited Financials	Section 5.12
Acquisition Proposal	Section 5.01(a)(i)
Action	Section 2.08
Adverse Recommendation Notice	Section 5.04(d)
Affiliate Transaction	Section 2.23(a)
Agreement	Preamble
Certificate of Merger	Section 1.03
Certificates	Section 1.10(b)
Change in the Company Recommendation	Section 5.04(d)
Closing	Section 1.02
Closing Date	Section 1.02
COBRA	Section 2.09(a)
Commitment Letters	Section 3.05(a)
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 1.07(i)
Company Disclosure Schedule	ARTICLE II
Company Expenses	Section 7.03(c)(i)
Company-Operated Restaurants	Section 2.10(a)(ii)
Company Permits	Section 2.15
Company Recommendation	Section 2.04(iii)
Company SEC Reports	Section 2.06(a)(iv)
Company Software	Section 2.16(e)
Company Stock Option	Section 1.08(a)(ii)

Defined Term	Location of definition
Company Stock Option Plans	Section 1.08(a)(i)
Company Stockholder Approval	Section 2.04
Company Termination Fee	Section 7.03(b)(i)
Competing Transaction	Section 5.04(f)
Confidentiality Agreement	Section 5.03(a)
Copyrights	Section 2.16(e)
Current Plans	Section 5.05(a)
Debt Financing	Section 3.05(a)
DGCL	Recitals
Dissenting Shares	Section 1.09(a)
Effective Time	Section 1.03
Equity Financing	Section 3.05(a)
ERISA	Section 2.09(a)
Expenses	Section 7.03(a)
Franchised Property	Section 2.10(a)(i)
GAAP	Section 2.06(b)
Governmental Authority	Section 2.05(b)
Headquarters Lease	Section 2.10(a)(iii)
HIPAA	Section 2.09(b)
HSR Act	Section 2.05(b)
Indemnified Directors/Officers	Section 5.06(a)
Intellectual Property Rights	Section 2.16(e)
Law	Section 2.05(a)(ii)
Lease Documents	Section 2.10(d)
Leased Real Property	Section 2.10(d)
Material Contracts	Section 2.12(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Superior Proposal	Section 5.04(c)
Option Consideration	Section 1.08(b)
Order	Section 6.01(ii)
Other Real Property	Section 2.10(a)(iii)
Owned Real Property	Section 2.10(b)
Parent	Preamble
Parent Expenses	Section 7.03(b)(ii)
Parent Payment Event	Section 7.03(c)(i)
Patents	Section 2.16(e)
Paying Agent	Section 1.10(a)
Per Share Merger Consideration	Section 1.07(i)
Plans	Section 2.09(a)
Post-Signing Returns	Section 4.03(a)
Proxy Statement	Section 5.02(a)
Real Property	Section 2.10(c)
Sarbanes-Oxley Act	Section 2.06(c)
SEC	Section 1.10(a)

Defined Term	Location of definition
Securities Act	Section 2.05(b)
Shares	Section 1.07(i)
Special Committee	Recitals
Stockholders’ Meeting	Section 5.01(i)
Superior Proposal	Section 5.04(g)
Surviving Corporation	Section 1.01
Surviving Corporation Shares	Section 1.07(iii)
Takeover Provision	Section 5.09
Termination Date	Section 7.01(iii)
Trademarks	Section 2.16(e)
Transactions	Section 2.04(i)
UFOCs	Section 2.20(c)
WARN Act	Section 2.14(c)

SECTION 8.04.	Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 8.05.	Entire Agreement; Assignment.

This Agreement, including all exhibits, annexes and schedules hereto, together with the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 8.06.	Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as provided in Section 7.03(b)(iv) and Section 7.03(c)(iii) and, following the Effective Time, Section 5.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

SECTION 8.07.	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 8.08.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any other choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise). The parties hereto hereby:

(i)
submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto; and

(ii)
irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 8.09.	Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT.

SECTION 8.10.	Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.11.	Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 8.12.	Company Disclosure Schedule.

The inclusion of any item in any Section of the Company Disclosure Schedule shall also apply to other sections and subsections to the extent that it is reasonably apparent on the face of such disclosure that such disclosure would also apply to or qualify such other sections and subsections; however, such inclusion:

(a)	does not represent a determination by the Company that such item is “material”;

(b)	does not represent a determination by the Company that such item did not arise in the ordinary course of business.

SECTION 8.13.	Interpretation

The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are, unless otherwise indicated, references to Articles and Sections of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. References to any statute are to that statute as amended from time to time, and to the rules and regulations promulgated thereunder, and, in each case, to any successor statute, rules or regulations thereto.

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TAXI HOLDINGS CORP.
By:	/s/ Carl M. Stanton
Name: Carl M. Stanton Title: President

TAXI ACQUISITION CORP.
By:	/s/ Carl M. Stanton
Name: Carl M. Stanton Title: President

CHECKERS DRIVE-IN RESTAURANTS, INC.
By:	/s/ Peter O'Hara
Name: Peter O'Hara Title: Chairman